Contacts:

Sharon Sulc

MAPICS, Inc.

514,523,6037

Sharon.Sulc@mapics.com

MAPICS Names Dave Morgan as Interim Chief Financial Officer

December 13, 2004 — MAPICS, Inc. (Nasdaq/NM: MAPX), a leading global provider of enterprise solutions for world-class manufacturers, announced that Dave Morgan will be serving as chief financial officer on an interim basis following the previously announced departure of Mike Casey. MAPICS is finalizing selection of the CFO replacement.

Morgan, who joined MAPICS in April 2002, has previously served as the Company’s Vice President, Controller for worldwide accounting and finance operations. Prior to joining MAPICS, Morgan was Senior Vice President, Controller and Interim CFO with iXL. His career began as an audit manager at Arthur Andersen, and has included executive positions at Bell South and National Data Corporation.

About MAPICS

MAPICS is a leading global solutions provider focused exclusively on manufacturing. Building on more than 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency and exceeding customer expectations. MAPICS solutions include software-extended ERP, CRM and supply chain management-and professional services. The solutions are implemented on the two industry-leading technology platforms-Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries. For more information, visit http://www.mapics.com.

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Statements in this press release or other wise attributable to the Company regarding the Company’s business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Many factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, the ability to attract and retain employees and other risks detailed in the Company’s Annual Report on Form 10K and other filing with the SEC. The company undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.

MAPICS is a trademark of MAPICS, Inc.

Other brand and product names may be trademarks of their respective owners.

Editor’s Note: The correct usage of the MAPICS name is all capitals.

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